Exhibit 99.1

JOINT REPORTING AGREEMENT

In consideration of the mutual covenants herein contained, pursuant to Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, each of the parties hereto agrees with the other parties as follows: Each party represents to the other parties that such party is eligible to file a statement or statements on Schedule 13D pertaining to the Common Stock, par value $.0001 per share, of Avantair, Inc., a Delaware corporation, to which this Joint Reporting Agreement is an exhibit, for filing of the information contained herein.  Each party is responsible for the timely filing of his or its own statement and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein.  No party is responsible for the completeness or accuracy of the information concerning the other parties making the filing, unless such party knows or has reason to believe that such information is inaccurate.  Each party agrees that such statement is being filed by and on behalf of each of the parties identified herein, and that any amendment thereto will be filed on behalf of each such party.

Date: December 4, 2012
LW Air I LLC
LW Air II LLC
LW Air III LLC
LW Air IV LLC
LW Air V LLC

By: /s/ A. Lorne Weil
Name: A. Lorne Weil
Title: Manager

/s/  A. Lorne Weil
A. Lorne Weil